Exhibit 99.1

News Release

For Immediate Release

bioAffinity Technologies Presents Results from Flow Cytometry Analysis of the Lung at CHEST Conference

Powerful platform reveals the lung environment for diagnosing lung diseases

SAN ANTONIO, TX – Oct. 12, 2022 – bioAffinity Technologies, Inc., (NASDAQ: BIAF; BIAFW) will present results of its research into the use of flow cytometry for analyzing the lung environment to detect diseases of the lung at the American College of Chest Physicians (CHEST) 2022 conference Oct. 16-19, 2022.

The presentation, Sputum Analysis By Flow Cytometry To Assess Lung Health, will be part of the Lung Cancer Assessment and Risk Calculations session on Oct. 19 beginning at 11:15 a.m. (ET). bioAffinity Research Scientist Lydia Bederka, PhD, will present data showing how flow cytometry can identify reproducible cell populations from whole sputum samples that can be used in the development of diagnostics for COPD and asthma, and has been used to develop bioAffinity’s initial product, CyPath® Lung, that detects early-stage lung cancer.

CyPath® Lung is a non-invasive test that has shown 92% sensitivity and 87% specificity in detecting early-stage lung cancer in individuals at high risk for the disease who have lung nodules less than 20mm. The test is marketed by Precision Pathology Services in San Antonio, Texas.

“Flow cytometry can provide the foundation for impactful lung diagnostic tests,” said bioAffinity’s Chief Science and Medical Officer Vivienne Rebel, MD, PhD. “With recent improvements in antibody panels, fluorochromes and methods of detecting fluorescent signals, flow cytometry allows for rapid analysis of large numbers of sputum-derived cells. Automation of flow analysis, which we have achieved with our test for lung cancer, alleviates the potential bias problem. A flow cytometry platform can therefore provide insights into lung health, similar to the way flow cytometry gives insights into hematopoietic health and diseases by analyzing blood and bone marrow.”

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW) addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a non-invasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services. OncoSelect® Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts:

Company Contact:

Maria Zannes, President & Chief Executive Officer

mz@bioaffinitytech.com

Investor Relations Contact:

Tiberend Strategic Advisors, Inc.

Jonathan Nugent

jnugent@tiberend.com

or

David Irish

dirish@tiberend.com